Exhibit (i)

CONSENT

I hereby consent to the use of my name and the making of the statements with respect to me which are set forth under the caption “Official Statements and Documents” in the Prospectus of the Republic of Portugal included in this Registration Statement filed by the Republic of Portugal with the Securities and Exchange Commission of the United States.

In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

By:	/S/ FRANQUELIM FERNANDO GARCIA ALVES
Name:	Franquelim Fernando Garcia Alves
Title:	President & CEO of the Instituto de Gestão do Crédito Público

Lisbon, Portugal

Dated: September 9, 2005

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